                                                Exhibit 99.1

LIONSGATE REPORTS RESULTS FOR FOURTH QUARTER FISCAL 2023

Fourth Quarter Revenue of $1.1 Billion was Up 17% Year-over-Year; Operating Loss was $49.6 Million; Net Loss Attributable to Lionsgate Shareholders was $96.8 Million or $0.42 Diluted Net Loss Per Share

Adjusted OIBDA of $138.0 Million was Up 67% Year-over-Year

Film & Television Library Revenue was a Record $884 Million for Trailing Twelve Months

Adjusted Net Income Attributable to Lionsgate Shareholders was $49.2 Million or $0.21 Adjusted Diluted Earnings Per Share

STARZ Reported Strong Subscriber Growth with a Gain of 700,000 Domestic OTT Subscribers Sequentially

SANTA MONICA, CA, and VANCOUVER, BC, May 25, 2023 – Lionsgate (NYSE: LGF.A, LGF.B) today reported fourth quarter (quarter ended March 31, 2023) revenue of $1.1 billion, operating loss of $49.6 million and net loss attributable to Lionsgate shareholders of $96.8 million or $0.42 diluted net loss per share on 229.2 million diluted weighted average common shares outstanding. Adjusted net income attributable to Lionsgate shareholders in the quarter was $49.2 million or $0.21 adjusted diluted net earnings per share on 233.2 million diluted weighted average common shares outstanding, with Adjusted OIBDA of $138.0 million.

Full year fiscal 2023 (fiscal year ended March 31, 2023) revenue was $3.85 billion, operating loss was $1.86 billion, and net loss attributable to Lionsgate shareholders was $2.01 billion, or a $8.82 diluted net loss per share on 227.9 million diluted weighted average common shares outstanding. Adjusted net income attributable to Lionsgate shareholders was $8.8 million or adjusted diluted EPS of $0.04 and Adjusted OIBDA was $358.1 million for fiscal 2023.

“I’m pleased to report that we ended the fiscal year with another strong quarter,” said Lionsgate CEO Jon Feltheimer. “Our content businesses performed well, our library again achieved record trailing 12-month revenue, and STARZ continues to be profitable while growing subscribers and executing successfully on its bundling and packaging strategy. We enter Fiscal 24 with strong earnings momentum and all the elements in place for strong growth.”

Revenue from Lionsgate’s 18,000-title film and television library increased to a record $884 million for the trailing 12 months. Lionsgate ended the quarter with $272 million in available cash and an undrawn revolving credit facility of $1.25 billion. During the quarter, the Company purchased $58 million of its bonds for $39 million, a $19 million reduction in its net debt. After the quarter, the Company purchased an additional $85 million of its bonds for $61 million, a further $24 million reduction in its net debt.

Studio backlog from the Motion Picture and Television Production segments was $1.5 billion at March 31, 2023.

Fourth Quarter Results

Segment Results

Media Networks segment revenue grew 2.3% to $389.0 million compared to $380.2 million in the prior year quarter. Segment revenue reflected growth in domestic streaming revenue and LIONSGATE+ revenue partially offset by lower domestic linear revenue. Segment profit grew over 100% to $73.3 million compared to segment profit of $33.0 million in the prior year quarter, driven by growth in LIONSGATE+ revenue, lower distribution and marketing expenses, and lower content expenses at LIONSGATE+ associated with international market closures. Total global OTT subscribers increased by 1.3 million in the sequential quarter on a pro forma basis (i.e. excluding subscribers in territories exited or to be exited), including growth of 700K domestic OTT subscribers, and total global subscribers increased by 1.0 million in the sequential quarter, including STARZPLAY Arabia, a non-consolidated equity method investee.

During the quarter, as part of the previously announced assessment and curation of the Media Networks cost structure and content strategy, the Company recognized an $85.5 million restructuring charge for content impairment in the LIONSGATE+ territories.

The Studio Business, comprised of the Motion Picture and Television Production segments, reported revenue of $823.6 million, an increase of 25% from $658.3 million in the prior year quarter. Segment profit of $122.6 million increased by 48% from $82.6 million in the prior year quarter. The year-over-year increase in revenue and segment profit was driven primarily by the strength of the theatrical slate, multi-platform releases and record library revenue.

Motion Picture segment revenue increased by 85% to $532.1 million compared to $288.1 million in the prior year quarter. Segment profit increased by 89% to $93.8 million compared to $49.5 million in the prior year quarter. Motion Picture revenue and segment profit growth were driven by the theatrical releases of the hit films John Wick: Chapter Four, Jesus Revolution and Plane in the quarter.

Television Production segment revenue decreased to $291.5 million compared to $370.2 million in the prior year quarter. Segment profit decreased to $28.8 million compared to $33.1 million in the prior year quarter. The revenue and segment profit decreases were driven by the timing and mix of content deliveries relative to strong segment results in the prior year quarter.

Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2023 fourth quarter results today, May 25th, at 5:00 PM ET/2:00 PM PT. Interested parties may listen to the live webcast by visiting the events page on the Lionsgate Investor Relations website or via the following link. A full replay will become available this evening by clicking the same link.

About Lionsgate

Lionsgate (NYSE: LGF.A, LGF.B) encompasses world-class motion picture and television studio operations aligned with the STARZ premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. The Company’s film, television, subscription and location-based entertainment businesses are backed by a 18,000-title library and a valuable collection of iconic film and television franchises. A digital age company driven by its entrepreneurial culture and commitment to innovation, the Lionsgate brand is synonymous with bold, original, relatable entertainment for audiences worldwide.

###
For further information, investors should contact:
Nilay Shah
310-255-3651
nshah@lionsgate.com

For media inquiries, please contact:
Peter Wilkes
310-255-3726
pwilkes@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to: changes in our business strategy including the plan to potentially spin-off our studio business; the substantial investment of capital required to produce and market films and television series; budget overruns; limitations imposed by our credit facilities and notes; unpredictability of the commercial success of our motion pictures and television programming; risks related to acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending our intellectual property; technological changes and other trends affecting the entertainment industry; potential adverse reactions or changes to business or employee relationships; the impact of global pandemics, such as COVID-19 on the Company’s business; weakness in the global economy and financial markets, including a recession and bank failures; wars, such as Russia’s invasion of Ukraine, terrorism, labor disruptions or strikes, such as the impact of the ongoing Writers Guild strike and/or potential strikes from the Directors Guild or Screen Actors Guild, and international conflicts that could cause significant economic disruption and political and social instability; and the other risk factors set forth in Lionsgate’s Form 10-K filed with the Securities and Exchange Commission on May 25, 2023. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Additional Information Available on Website
The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Annual Report or Form 10-K for the year ended March 31, 2023, which will be posted on the Company’s website at http://investors.lionsgate.com/financial-reports/sec-filings, when filed with the Securities and Exchange Commission. Trending schedules containing certain financial information will also be available at https://investors.lionsgate.com/financial-reports/quarterly-results/2023.

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2023	March 31, 2022
	(Unaudited, amounts in millions)
ASSETS
Cash and cash equivalents	$272.1	$371.2
Accounts receivable, net	582.1	442.2
Other current assets	264.2	244.7
Total current assets	1,118.4	1,058.1
Investment in films and television programs and program rights, net	2,947.9	3,013.6
Property and equipment, net	89.5	81.2
Investments	64.7	56.0
Intangible assets	1,300.1	1,440.2
Goodwill	1,289.5	2,764.5
Other assets	616.1	577.6
Total assets	$7,426.2	$8,991.2
LIABILITIES
Accounts payable	$368.1	$352.1
Content related payables	184.1	199.6
Other accrued liabilities	273.4	233.7
Participations and residuals	549.3	468.5
Film related obligations	1,007.2	751.5
Debt - short term portion	41.4	222.8
Deferred revenue	147.2	174.9
Total current liabilities	2,570.7	2,403.1
Debt	1,978.2	2,202.1
Participations and residuals	329.6	265.1
Film related obligations	1,016.4	650.3
Other liabilities	317.9	377.4
Deferred revenue	52.0	49.8
Deferred tax liabilities	31.8	38.8
Total liabilities	6,296.6	5,986.6
Commitments and contingencies

Redeemable noncontrolling interest	343.6	321.2

EQUITY
Class A voting common shares, no par value, 500.0 shares authorized, 83.5 shares issued (March 31, 2022 - 83.3 shares issued)	672.3	668.2
Class B non-voting common shares, no par value, 500.0 shares authorized, 145.9 shares issued (March 31, 2022 - 142.0 shares issued)	2,430.9	2,353.8
Accumulated deficit	(2,439.6)	(369.7)
Accumulated other comprehensive income	120.9	29.3
Total Lions Gate Entertainment Corp. shareholders' equity	784.5	2,681.6
Noncontrolling interests	1.5	1.8
Total equity	786.0	2,683.4
Total liabilities, redeemable noncontrolling interest and equity	$7,426.2	$8,991.2

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions, except per share amounts)
Revenues	$1,085.7	$929.9	$3,854.8	$3,604.3
Expenses
Direct operating	567.8	577.0	2,312.5	2,064.2
Distribution and marketing	234.7	227.7	801.7	861.0
General and administration	191.1	122.3	531.1	475.4
Depreciation and amortization	46.3	43.8	180.3	177.9
Restructuring and other	95.4	9.5	411.9	16.8
Goodwill impairment	—	—	1,475.0	—
Total expenses	1,135.3	980.3	5,712.5	3,595.3
Operating income (loss)	(49.6)	(50.4)	(1,857.7)	9.0
Interest expense	(58.3)	(45.9)	(221.2)	(176.0)
Interest and other income	1.7	1.4	6.4	30.8
Other expense	(5.9)	(4.6)	(26.9)	(10.9)
Gain (loss) on extinguishment of debt	17.1	—	57.4	(28.2)
Gain on investments	1.9	—	44.0	1.3
Equity interests income (loss)	(0.3)	(1.6)	0.5	(3.0)
Loss before income taxes	(93.4)	(101.1)	(1,997.5)	(177.0)
Income tax provision	(4.7)	(6.8)	(21.3)	(28.4)
Net loss	(98.1)	(107.9)	(2,018.8)	(205.4)
Less: Net loss attributable to noncontrolling interests	1.3	3.3	8.6	17.2
Net loss attributable to Lions Gate Entertainment Corp. shareholders	$(96.8)	$(104.6)	$(2,010.2)	$(188.2)

Per share information attributable to Lions Gate Entertainment Corp. shareholders:
Basic net loss per common share	$(0.42)	$(0.46)	$(8.82)	$(0.84)
Diluted net loss per common share	$(0.42)	$(0.46)	$(8.82)	$(0.84)

Weighted average number of common shares outstanding:
Basic	229.2	225.2	227.9	224.1
Diluted	229.2	225.2	227.9	224.1

LIONS GATE ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Operating Activities:
Net loss	$(98.1)	$(107.9)	$(2,018.8)	$(205.4)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	46.3	43.8	180.3	177.9
Amortization of films and television programs and program rights	380.8	449.0	1,665.3	1,567.7
Amortization of debt financing costs and other non-cash interest	5.6	13.4	25.7	50.5
Non-cash share-based compensation	42.2	22.5	102.0	100.0
Other amortization	13.4	21.0	69.2	92.5
Goodwill impairment	—	—	1,475.0	—
Content and other impairments	85.5	—	385.2	—
(Gain) loss on extinguishment of debt	(17.1)	—	(57.4)	28.2
Equity interests (income) loss	0.3	1.6	(0.5)	3.0
Gain on investments	(1.9)	—	(44.0)	(1.3)
Deferred income taxes	(4.8)	(4.2)	(5.3)	(1.7)
Changes in operating assets and liabilities:
Proceeds from the termination of interest rate swaps	—	—	188.7	—
Accounts receivable, net	(114.2)	(20.5)	(140.6)	(44.5)
Investment in films and television programs and program rights, net	(405.8)	(476.2)	(1,979.2)	(2,211.7)
Other assets	6.3	(83.2)	(41.9)	(212.4)
Accounts payable and accrued liabilities	43.2	18.6	(2.9)	1.4
Participations and residuals	61.1	(15.0)	145.4	(71.3)
Content related payables	(17.0)	39.7	(35.1)	64.9
Deferred revenue	(12.2)	(73.7)	(25.4)	1.3
Net Cash Flows Provided By (Used In) Operating Activities	13.6	(171.1)	(114.3)	(660.9)
Investing Activities:
Proceeds from the sale of Pantaya	—	—	—	123.6
Proceeds from the sale of equity method and other investments	—	1.5	46.3	1.5
Investment in equity method investees and other	—	—	(17.5)	(14.0)
Distributions from equity method investees and other	1.9	4.1	1.9	7.2
Acquisition of assets (film library and related assets)	—	—	—	(161.4)
Increase in loans receivable	—	—	—	(4.3)
Capital expenditures	(12.3)	(11.0)	(49.0)	(33.1)
Net Cash Flows Used In Investing Activities	(10.4)	(5.4)	(18.3)	(80.5)
Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	285.0	310.0	1,523.0	2,448.4
Debt - repurchases and repayments	(332.5)	(318.5)	(1,880.8)	(2,693.9)
Film related obligations - borrowings	304.6	299.4	1,688.6	1,253.4
Film related obligations - repayments	(378.2)	(42.2)	(1,073.0)	(347.6)
Settlement of financing component of interest rate swaps	—	(7.0)	(134.5)	(28.5)
Purchase of noncontrolling interest	(36.5)	—	(36.5)	—
Distributions to noncontrolling interest	(2.8)	(0.3)	(7.6)	(1.5)
Exercise of stock options	0.3	0.7	3.8	4.2
Tax withholding required on equity awards	(1.8)	(0.4)	(19.2)	(35.1)
Net Cash Flows Provided By (Used In) Financing Activities	(161.9)	241.7	63.8	599.4
Net Change In Cash, Cash Equivalents and Restricted Cash	(158.7)	65.2	(68.8)	(142.0)
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	0.7	0.1	(2.8)	(2.1)
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	471.0	319.3	384.6	528.7
Cash, Cash Equivalents and Restricted Cash - End Of Period	$313.0	$384.6	$313.0	$384.6

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company's internal management structure, and the financial information that is evaluated regularly by the Company's chief operating decision maker.
The Company has three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. We refer to our Motion Picture and Television Production segments collectively as our Studio Business.
Studio Business:
Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.
Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the licensing of Starz original series productions to Starz Networks and LIONSGATE+, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.
Media Networks Business:
Media Networks. Media Networks consists of the following product lines (i) Starz Networks, which includes the domestic distribution of our STARZ branded premium subscription video services through over-the-top ("OTT") streaming platforms and distributors, on a direct-to-consumer basis through the Starz App, and through U.S. multichannel video programming distributors (“MVPDs”) including cable operators, satellite television providers and telecommunications companies (collectively "Distributors") (in the aggregate, the "Starz Domestic Platform") and (ii) LIONSGATE+, which represents revenues primarily from the OTT distribution of the STARZ premium subscription video services outside of the U.S. (formerly STARZPLAY International).
In the ordinary course of business, the Company's reportable segments enter into transactions with one another. The most common types of intersegment transactions include licensing motion pictures or television programming (including Starz original productions) from the Motion Picture and Television Production segments to the Media Networks segment. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses, assets, or liabilities recognized by the segment that is the counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results.

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)

Segment information is presented in the table below:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Segment revenues
Studio Business:
Motion Picture	$532.1	$288.1	$1,323.7	$1,185.3
Television Production	291.5	370.2	1,760.1	1,531.0
Total Studio Business	823.6	658.3	3,083.8	2,716.3
Media Networks	389.0	380.2	1,546.5	1,536.2
Intersegment eliminations	(126.9)	(108.6)	(775.5)	(648.2)
	$1,085.7	$929.9	$3,854.8	$3,604.3
Segment profit
Studio Business:
Motion Picture	$93.8	$49.5	$276.5	$262.9
Television Production	28.8	33.1	133.4	83.9
Total Studio Business(1)	122.6	82.6	409.9	346.8
Media Networks	73.3	33.0	106.8	155.2
Intersegment eliminations	(4.4)	(6.4)	(35.7)	(2.7)
Total segment profit(1)	$191.5	$109.2	$481.0	$499.3
Corporate general and administrative expenses	(53.5)	(26.6)	(122.9)	(97.1)
Adjusted OIBDA(1)	$138.0	$82.6	$358.1	$402.2
_______________
(1)See "Use of Non-GAAP Financial Measures" for the definition of Total Segment Profit, Studio Business Segment Profit and Adjusted OIBDA and reconciliation to the most directly comparable GAAP financial measure.

The Company's primary measure of segment performance is segment profit. Segment profit is defined as segment revenues, less segment direct operating and segment distribution and marketing expense, less segment general and administration expenses. Total segment profit represents the sum of segment profit for our individual segments, net of eliminations for intersegment transactions. Segment profit and total segment profit excludes, when applicable, corporate general and administrative expense, restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy, certain charges related to the COVID-19 global pandemic, charges resulting from Russia's invasion of Ukraine, and purchase accounting and related adjustments. Segment profit is a GAAP financial measure.
We also present above our total segment profit for all of our segments and the sum of our Motion Picture and Television Production segment profit as our "Studio Business" segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in the notes to our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)
The following table sets forth segment information by product line for the Media Networks segment for the three months and years ended March 31, 2023 and 2022:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Media Networks revenue:
Starz Networks	$347.1	$349.7	$1,395.8	$1,428.9
LIONSGATE+	41.9	30.5	150.7	107.3
	$389.0	$380.2	$1,546.5	$1,536.2
Media Networks segment profit (loss):
Starz Networks	$82.9	$78.7	$218.3	$320.5
LIONSGATE+	(9.6)	(45.7)	(111.5)	(165.3)
	$73.3	$33.0	$106.8	$155.2

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)

Subscriber Data. The number of period-end service subscribers is a key metric which management uses to evaluate a non-ad supported subscription video service. We believe this key metric provides useful information to investors as a growing or decreasing subscriber base is a key indicator of the health of the overall business. Service subscribers may impact revenue differently depending on specific distribution agreements we have with our distributors which may include fixed fees, rates per basic video household or a rate per STARZ subscriber. The table below sets forth, for the periods presented, subscriptions to our Media Networks and STARZPLAY Arabia services.

	As of				As of
	6/30/21	9/30/21	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/23
	(Amounts in millions)
Starz Domestic
Linear Subscribers	10.4	10.2	9.9	9.5	9.2	8.7	8.3	8.0
OTT Subscribers	9.7	10.4	11.0	11.5	12.2	12.3	11.6	12.3
Total	20.1	20.6	20.9	21.0	21.4	21.0	19.9	20.3
LIONSGATE+
Linear Subscribers	1.8	1.8	1.8	1.8	1.8	1.8	1.9	1.9
OTT Subscribers(1)	5.2	5.7	6.7	11.0	12.2	13.0	13.3	5.6
Total	7.0	7.5	8.5	12.8	14.0	14.8	15.2	7.5
Total Starz
Linear Subscribers	12.2	12.0	11.7	11.3	11.0	10.5	10.2	9.9
OTT Subscribers(1)	14.9	16.1	17.7	22.5	24.4	25.3	24.9	17.9
Total Starz	27.1	28.1	29.4	33.8	35.4	35.8	35.1	27.8
STARZPLAY Arabia(2)	1.8	1.9	2.0	2.0	1.9	2.0	2.1	2.5
Total Domestic and International Subscribers	28.9	30.0	31.4	35.8	37.3	37.8	37.2	30.3

Subscribers by Platform:
Linear Subscribers	12.2	12.0	11.7	11.3	11.0	10.5	10.2	9.9
OTT Subscribers(1)(3)	16.7	18.0	19.7	24.5	26.3	27.3	27.0	20.4
Total Global Subscribers	28.9	30.0	31.4	35.8	37.3	37.8	37.2	30.3
___________________
(1)Includes OTT subscribers for the international territories exited or being exited as follows.

	As of				As of
	6/30/21	9/30/21	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/2023(a)
	(Amounts in millions)
OTT Subscribers	2.7	2.9	3.5	7.1	8.0	8.4	8.5	0.6
(a) March 31, 2023 includes OTT subscribers totaling 0.6 million for the international territories still to be exited, and reflects a decrease from March 31, 2022 of 6.5 million for the international territories already exited as of March 31, 2023.
(2)Represents subscribers of STARZPLAY Arabia, a non-consolidated equity method investee.
(3)OTT subscribers includes subscribers of STARZPLAY Arabia, as presented above.

LIONS GATE ENTERTAINMENT CORP.

SEGMENT INFORMATION (Continued)

The following table sets forth, for the periods presented, subscriptions to our Media Networks and STARZPLAY Arabia services, excluding the international territories to be exited presented in footnote (1) to the table above:

	As of				As of
	6/30/21	9/30/21	12/31/21	3/31/22	6/30/22	9/30/22	12/31/22	3/31/23
	(Amounts in millions)
LIONSGATE+ excluding territories to be exited
Linear Subscribers	1.8	1.8	1.8	1.8	1.8	1.8	1.9	1.9
OTT Subscribers	2.5	2.8	3.2	3.9	4.2	4.6	4.8	5.0
Total	4.3	4.6	5.0	5.7	6.0	6.4	6.7	6.9

Total Starz excluding territories to be exited
Linear Subscribers	12.2	12.0	11.7	11.3	11.0	10.5	10.2	9.9
OTT Subscribers	12.2	13.2	14.2	15.4	16.4	16.9	16.4	17.3
Total Starz excluding territories to be exited	24.4	25.2	25.9	26.7	27.4	27.4	26.6	27.2
STARZPLAY Arabia(1)	1.8	1.9	2.0	2.0	1.9	2.0	2.1	2.5
Total Domestic and International Subscribers (including STARZPLAY Arabia) excluding territories to be exited	26.2	27.1	27.9	28.7	29.3	29.4	28.7	29.7

Subscribers by Platform excluding territories to be exited:
Linear Subscribers	12.2	12.0	11.7	11.3	11.0	10.5	10.2	9.9
OTT Subscribers(2)	14.0	15.1	16.2	17.4	18.3	18.9	18.5	19.8
Total Global Subscribers excluding territories to be exited	26.2	27.1	27.9	28.7	29.3	29.4	28.7	29.7
___________________
(1)Represents subscribers of STARZPLAY Arabia, a non-consolidated equity method investee.
(2)OTT subscribers includes subscribers of STARZPLAY Arabia, as presented above.

LIONS GATE ENTERTAINMENT CORP.
USE OF NON-GAAP FINANCIAL MEASURES

This earnings release presents the following important financial measures utilized by Lions Gate Entertainment Corp. (the "Company," "we," "us" or "our") that are not all financial measures defined by generally accepted accounting principles ("GAAP"). The Company uses non-GAAP financial measures, among other measures, to evaluate the operating performance of our business. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

Adjusted OIBDA: Adjusted OIBDA is defined as operating income (loss) before adjusted depreciation and amortization ("OIBDA"), adjusted for adjusted share-based compensation ("adjusted SBC"), purchase accounting and related adjustments, restructuring and other costs, certain charges (benefit) related to the COVID-19 global pandemic, certain programming and content charges as a result of management changes and/or changes in strategy, and unusual gains or losses (such as goodwill impairment and charges related to Russia's invasion of Ukraine), when applicable.
•Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statement of operations, less the depreciation and amortization related to the amortization of purchase accounting and related adjustments associated with recent acquisitions. Accordingly, the full impact of the purchase accounting is included in the adjustment for "purchase accounting and related adjustments", described below.
•Adjusted share-based compensation represents share-based compensation excluding the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements, which are included in restructuring and other expenses, when applicable.
•Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable.
•COVID-19 related charges or benefit include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, and when applicable, certain motion picture and television impairments and development charges associated with changes in performance expectations or the feasibility of completing the project resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries, which are included in direct operating expense, when applicable. In addition, the costs include early or contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit, which are included in distribution and marketing expense, when applicable.
•Programming and content charges include certain charges as a result of changes in management and/or changes in programming and content strategy, which are included in direct operating expenses, when applicable.
•Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the non-cash charge for the amortization of the recoupable portion of the purchase price and the expense associated with the noncontrolling equity interests in the distributable earnings related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense.

Adjusted OIBDA is calculated similar to how the Company defines segment profit and manages and evaluates its segment operations. Segment profit also excludes corporate general and administrative expense.

Total Segment Profit and Studio Business Segment Profit: We present the sum of our Motion Picture and Television Production segment profit as our "Studio Business" segment profit. Total segment profit and Studio Business segment profit, when presented outside of the segment information and reconciliations included in our consolidated financial statements, is considered a non-GAAP financial measure, and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP. We use this non-GAAP measure, among other measures, to evaluate the aggregate operating performance of our business.
The Company believes the presentation of total segment profit and Studio Business segment profit is relevant and useful for investors because it allows investors to view total segment performance in a manner similar to the primary method used by the Company's management and enables them to understand the fundamental performance of the Company's businesses before non-operating items. Total segment profit and Studio Business segment profit is considered an important measure of the Company’s performance because it reflects the aggregate profit contribution from the Company's segments, both in total and for the Studio Business and represents a measure, consistent with our segment profit, that eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Not all companies calculate segment profit or total segment profit in the same manner, and segment profit and total segment profit as defined by the Company may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

Adjusted Free Cash Flow: Free cash flow is typically defined as net cash flows provided by (used in) operating activities, less capital expenditures. The Company defines Adjusted Free Cash Flow as net cash flows provided by (used in) operating activities, less capital expenditures, plus or minus the net increase or decrease in production and related loans (which includes our production tax credit facility), plus or minus certain unusual or non-recurring items, such as insurance recoveries on prior shareholder litigation, proceeds from the termination of interest rate swaps, and payments on impaired content in territories to be exited.

The adjustment for the production and related loans, exclusive of our production tax credit facility, is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs prior to the time the Company pays for the film or television program through the payment of the associated production or related loan which occurs at or near completion of the production, or in some cases, over the period revenues and cash receipts are being generated, as more fully described below.

The cost of producing films and television programs, which is reflected as a reduction of the GAAP based cash flows provided by (used in) operating activities, is often financed through production loans. The adjustment for production and related loans is made in order to better align the timing of the cash flows associated with producing films and television programs with the timing of the repayment of the production loans, which is consistent with how management views its production cash spend and manages the Company's cash flows and working capital needs. Borrowings on production loans offset the spend on investment in films reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase the Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities and subsequent payments on production loans reflect the payment for the production of the film or TV program and reduce Adjusted Free Cash Flows as compared to the GAAP based cash flows provided by (used in) operating activities.

The adjustment for the production tax credit facility is made to better reflect the timing of the cash requirements of the production, since a portion of the amounts expended initially are later refunded through the receipt of the tax credit, as more fully described below. The production tax credit facility reduces the timing difference between the payments for production cost and the receipt of the tax credit and thus reflects the cash cost of the film or television program at or near the time the film or television program is produced and completed.

Part of the cost of a film or television program is effectively funded through obtaining government incentives, however, the incentives are not received until a future period which could be a few years after the completion of the film. The tax credit facility reflects borrowings collateralized by the tax credits to be received in the future and thus by including these borrowings in Adjusted Free Cash Flow it has the effect of better aligning the receipt of the tax credits with the timing of the production and completion of the film and television programs, which is consistent with how management views its production cash spend and manages the Company's cash flows and working capital needs. Borrowings under the tax credit facility reduce the cash spend reflected in the GAAP based cash flows provided by (used in) operating activities and thus increase adjusted free cash flows and payments on the tax credit facility offset the tax credit receivable collection reflected in the GAAP based cash flows provided by (used in) operating activities and reduce adjusted free cash flows as compared to the GAAP based cash flows provided by (used in) operating activities.

The Company believes that it is more meaningful to reflect the impact of the payment for these films and television programs when the payments are made under the production loans and the receipt of the tax credit when the film is being produced in its Adjusted Free Cash Flow.

The adjustment for the payments on impaired content represents cash payments made on impaired content in territories to be exited under the LIONSGATE+ international restructuring. The adjustment is made because these cash payments relate to content in territories the Company is exiting, and therefore the cash payments are not reflective of the ongoing operations of the Company.

Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders: Adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders is defined as net income (loss) attributable to Lions Gate Entertainment Corp. shareholders, adjusted for share-based compensation, purchase accounting and related adjustments, restructuring and other items, insurance recoveries on prior shareholder litigation and net gains or losses on investments and other, gain or loss on extinguishment of debt, certain programming and content charges, COVID-19 related charges (benefit), and unusual gains or losses (such as goodwill impairment and charges related to Russia's invasion of Ukraine), when applicable, as described in the Adjusted OIBDA definition, net of the tax effect of the adjustments at the applicable effective tax rate for each adjustment and net of the impact of the adjustments on noncontrolling interest.

Adjusted Basic and Diluted EPS: Adjusted basic earnings (loss) per share is defined as adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders divided by the weighted average shares outstanding. Diluted EPS is similar to basic EPS but is adjusted for the effects of securities that are diluted based on the level of adjusted net income (loss), similar to GAAP.

Overall: These measures are non-GAAP financial measures as defined in Regulation G promulgated by the SEC and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States GAAP.

We use these non-GAAP measures, among other measures, to evaluate the operating performance of our business. We believe these measures provide useful information to investors regarding our results of operations and cash flows before non-operating items. Adjusted OIBDA is considered an important measure of the Company’s performance because this measure eliminates amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses, are infrequent in occurrence, and in some cases are non-cash expenses. Adjusted Free Cash Flow is considered an important measure of the Company’s liquidity because it provides information about the ability of the Company to reduce net corporate debt, make strategic investments, dividends and share repurchases. Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders and Adjusted EPS are considered important measures of the Company’s business operations as, similar to Adjusted OIBDA, these measures eliminate amounts that, in management’s opinion, do not necessarily reflect the fundamental performance of the Company’s businesses.

These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies due to differences in the methods of calculation and excluded items.

A general limitation of these non-GAAP financial measures is that they are not prepared in accordance with U.S. generally accepted accounting principles. These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, cash flow, net income (loss), or earnings (loss) per share as determined in accordance with GAAP. Reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF OPERATING INCOME (LOSS)
TO ADJUSTED OIBDA AND TOTAL SEGMENT PROFIT

The following table reconciles the GAAP measure, operating income (loss) to the non-GAAP measures, Adjusted OIBDA and Total Segment Profit:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Operating income (loss)	$(49.6)	$(50.4)	$(1,857.7)	$9.0
Goodwill impairment(1)	—	—	1,475.0	—
Adjusted depreciation and amortization(2)	10.6	10.3	40.2	43.0
Restructuring and other(1)	95.4	9.5	411.9	16.8
COVID-19 related charges (benefit)(3)	(2.8)	(1.4)	(11.6)	(3.4)
Programming and content charges(4)	(0.1)	36.9	7.0	36.9
Charges related to Russia's invasion of Ukraine(5)	—	5.9	—	5.9
Adjusted share-based compensation expense(6)	40.1	22.5	97.8	100.0
Purchase accounting and related adjustments(7)	44.4	49.3	195.5	194.0
Adjusted OIBDA	$138.0	$82.6	$358.1	$402.2
Corporate general and administrative expenses	53.5	26.6	122.9	97.1
Total Segment Profit	$191.5	$109.2	$481.0	$499.3
___________________
(1)Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable, as shown in the table below:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Restructuring and other:
Content and other impairments(a)	$85.5	$—	$385.2	$—
Severance(b)
Cash	3.2	0.8	18.0	4.6
Accelerated vesting on equity awards	2.1	—	4.2	—
Total severance costs	5.3	0.8	22.2	4.6
COVID-19 related charges included in restructuring and other(c)	—	0.1	0.1	1.1
Transaction and other costs (benefits)(d)	4.6	8.6	4.4	11.1
	$95.4	$9.5	$411.9	$16.8
_______________________

(a)Media Networks Goodwill Impairment and Restructuring: In fiscal 2023, in the second quarter ended September 30, 2022, due to the macro and microeconomic conditions, including the competitive environment, continued inflationary trends and recessionary economies worldwide and its impact on the Company's growth in subscribers worldwide, we began a plan to restructure our LIONSGATE+ business (formerly STARZPLAY International). This restructuring includes exiting the business in seven international territories (France, Germany, Italy, Spain, Benelux, the Nordics and Japan). Our Starz domestic operations have also been impacted by these current market conditions, and we have revised our subscriber growth and forecasted cash flow assumptions and implemented certain cost-saving measures. These changes in forecasted cash flow resulted in an impairment of $1.475 billion of goodwill related to the Media Networks segment in the second quarter ended September 30, 2022.

During the third quarter ended December 31, 2022, due to the continuing macro and microeconomic conditions which led to the LIONSGATE+ restructuring, we expanded our restructuring plan discussed above to identify additional cost-saving initiatives, which included a strategic review of content performance across Starz's domestic and international platforms, resulting in certain programming being removed from those platforms and written down to fair value.

As a result of these restructuring initiatives, we recorded content impairment charges associated with impairment of programming related to the territories being exited and individual content abandonment upon removal of certain titles from the Starz platforms related to the Media Networks segment in the quarter ended and year ended March 31, 2023 of $85.5 million and $379.3 million, respectively.

The Company is substantially complete with executing its LIONSGATE+ restructuring plan including exiting the territories discussed above, negotiating certain content related contractual commitments and performing its strategic review of content performance for consideration of removal from the Company's various platforms. As of March 31, 2023, a portion of the territories had been exited, with the remaining territories fully exited in May 2023. The Company estimates it will incur additional charges ranging from approximately $20 million to $50 million related to certain contractual content commitments or programming content impairment charges, among other items, as the Company fully implements the plan. Of these total estimated future charges, the net future cash outlay is estimated to range from approximately $20 million to $50 million, which includes content commitments on content in territories being exited and estimates of payments on content that may be abandoned as part of the ongoing strategic review, as well as the incremental cost related to the restructuring. Of the content impairment charges recorded in the fiscal year ended March 31, 2023, approximately $90 million reflects the future cash to be paid for the remaining amounts payable for this content. As the Company continues to fully implement the plan, including further strategic review of content performance, the Company may incur additional content impairment charges beyond these estimates. The Company expects the restructuring plan to be substantially completed by June 30, 2023, however, certain settlements of contractual commitments could extend beyond that date.

Other Impairments: Amounts in the fiscal year ended March 31, 2023 also include an impairment of an operating lease right-of-use asset related to the Studio business and corporate facilities amounting to $5.8 million associated with a portion of a facility lease that will no longer be utilized by the Company. The impairment reflects a decline in market conditions since the inception of the lease impacting potential sublease opportunities, and represents the difference between the estimated fair value, which was determined based on the expected discounted future cash flows of the lease asset, and the carrying value.
(b)Severance costs were primarily related to the restructuring activities and other cost-saving initiatives.
(c)Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.
(d)Transaction and other costs in the three months and year ended March 31, 2023 and 2022 reflect transaction, integration and legal costs associated with certain strategic transactions, and restructuring activities and also include costs and benefits associated with certain legal matters. In the year ended March 31, 2023, these amounts include a benefit of $11.0 million for a settlement of a legal matter related to the Media Networks segment.
(2)Adjusted depreciation and amortization represents depreciation and amortization as presented on our consolidated statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Depreciation and amortization	$46.3	$43.8	$180.3	$177.9
Less: Amount included in purchase accounting and related adjustments	(35.7)	(33.5)	(140.1)	(134.9)
Adjusted depreciation and amortization	$10.6	$10.3	$40.2	$43.0
(3)Amounts represent the incremental costs included in direct operating expense and distribution and marketing expense resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries. During the fiscal years ended March 31, 2023 and 2022, the Company has incurred a net benefit in direct operating expense due to insurance recoveries in excess of the incremental costs expensed in the period. These charges (benefits) are excluded from segment operating results.
(4)Amounts represent certain unusual programming and content charges. In the fiscal year ended March 31, 2023, the amounts represent development costs written off as a result of changes in strategy across the Company's theatrical slate in connection with certain management changes and changes in the theatrical marketplace in the Motion Picture segment. In the fiscal year ended March 31, 2022, the amounts represent impairment charges recorded as a result of a strategic review of original programming on the STARZ platform, which identified certain titles with limited viewership or strategic purpose which were removed from the STARZ service and abandoned by the Media Networks segment. These charges are excluded from segment results and included in amortization of investment in film and television programs in direct operating expense on the consolidated statement of operations.
(5)Amounts represent charges related to Russia's invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the consolidated statements of operations, and excluded from segment operating results.
(6)The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Total share-based compensation expense	$42.2	$22.5	$102.0	$100.0
Less: Amount included in restructuring and other(a)	(2.1)	—	(4.2)	—
Adjusted share-based compensation	$40.1	$22.5	$97.8	$100.0
(a)Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.
(7)Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. The following sets forth the amounts included in each line item in the financial statements:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$—	$—	$0.7	$0.4
General and administrative expense(a)	8.7	15.8	54.7	58.7
Depreciation and amortization	35.7	33.5	140.1	134.9
	$44.4	$49.3	$195.5	$194.0
(a)These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense, as presented in the table below. The earned distributions related to 3 Arts Entertainment represent the 3 Arts Entertainment noncontrolling equity interest in the earnings of 3 Arts Entertainment and are reflected as an expense rather than noncontrolling interest in the consolidated statement of operations due to the relationship to continued employment.

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Amortization of recoupable portion of the purchase price	$1.9	$1.9	$7.7	$7.7
Noncontrolling interest discount amortization	—	5.0	13.2	22.7
Noncontrolling equity interest in distributable earnings	6.8	8.9	33.8	28.3
	$8.7	$15.8	$54.7	$58.7

LIONS GATE ENTERTAINMENT CORP.

RECONCILIATION OF NET LOSS ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS TO ADJUSTED NET INCOME ATTRIBUTABLE TO LIONS GATE ENTERTAINMENT CORP. SHAREHOLDERS, AND BASIC AND DILUTED EPS TO ADJUSTED BASIC AND DILUTED EPS

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions, except per share amounts)
Reported Net Loss Attributable to Lions Gate Entertainment Corp. Shareholders	$(96.8)	$(104.6)	$(2,010.2)	$(188.2)
Adjusted share-based compensation expense	40.1	22.5	97.8	100.0
Goodwill impairment	—	—	1,475.0	—
Restructuring and other	95.4	9.5	411.9	16.8
COVID-19 related charges (benefit)	(2.8)	(1.4)	(11.6)	(3.4)
Programming and content charges	(0.1)	36.9	7.0	36.9
Charges related to Russia's invasion of Ukraine	—	5.9	—	5.9
Purchase accounting and related adjustments(1)	44.4	49.3	195.5	194.0
(Gain) loss on extinguishment of debt	(17.1)	—	(57.4)	28.2
Net gain on investments and other and insurance recoveries on prior shareholder litigation (fiscal 2022)	(1.9)	—	(44.0)	(26.7)
Tax impact of above items(2)	(0.9)	(0.3)	(4.7)	(0.5)
Noncontrolling interest impact of above items(3)	(11.1)	(14.5)	(50.5)	(49.5)
Adjusted Net Income Attributable to Lions Gate Entertainment Corp. Shareholders(4)	$49.2	$3.3	$8.8	$113.5

Reported Basic EPS	$(0.42)	$(0.46)	$(8.82)	$(0.84)
Impact of adjustments on basic earnings per share	0.63	0.47	8.83	1.35
Adjusted Basic EPS	$0.21	$0.01	$0.01	$0.51

Reported Diluted EPS	$(0.42)	$(0.46)	$(8.82)	$(0.84)
Impact of adjustments on diluted earnings per share	0.63	0.47	8.86	1.33
Adjusted Diluted EPS	$0.21	$0.01	$0.04	$0.49

Adjusted weighted average number of common shares outstanding:
Basic	229.2	225.2	227.9	224.1
Diluted	233.2	230.6	230.7	229.4
_________________________
(1)Represents the amounts included in Adjusted OIBDA net of interest income on the amortization of non-cash fair value adjustments to finance lease obligations acquired in the acquisition of Starz.
(2)Represents the tax impact of the adjustments to net income attributable to Lions Gate Entertainment Corp. shareholders, calculated using the applicable effective tax rate of the adjustment. Beginning in the quarter ended March 31, 2023, we are no longer adjusting for changes in our valuation allowance and the quarter and fiscal year ended March 31, 2022 have been adjusted to reflect the current presentation.
(3)Represents the noncontrolling interest impact of the adjustments related to subsidiaries that are not wholly owned. The quarter and fiscal year ended March 31, 2022 have been adjusted to reflect the noncontrolling interest impact consistent with the current year presentation.
(4)The quarter and fiscal year ended March 31, 2022 have been adjusted to reflect the changes in footnotes (2) and (3) above.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO ADJUSTED FREE CASH FLOW

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
	(Unaudited, amounts in millions)
Net Cash Flows Provided By (Used In) Operating Activities(1)	$13.6	$(171.1)	$(114.3)	$(660.9)
Capital expenditures	(12.3)	(11.0)	(49.0)	(33.1)
Net borrowings under and (repayment) of production and related loans(2):
Production loans and programming notes	(57.7)	259.9	365.7	685.8
Production tax credit facility	0.4	9.9	7.1	101.3
Insurance recoveries on prior shareholder litigation	—	—	—	(22.7)
Proceeds from the termination of interest rate swaps(3)	—	—	(188.7)	—
Payments on impaired content in territories to be exited(4)	19.3	—	34.2	—
Adjusted Free Cash Flow	$(36.7)	$87.7	$55.0	$70.4
________________
(1)Cash flows provided by (used in) operating activities for the three months and year ended March 31, 2023 includes a net use of cash of approximately ($65.4) million and a net benefit of approximately $11.6 million respectively, from the monetization of trade accounts receivable programs (three months and year ended March 31, 2022 - net use of cash of approximately ($25.5) million and ($151.4) million, respectively).
(2)See "Reconciliation for Non-GAAP Adjustments for Net Borrowings Under and (Repayment) of Production and Related Loans" for reconciliation to the most directly comparable GAAP financial measure.
(3)During the year ended March 31, 2023, the Company terminated certain interest rate swaps (a portion of which were considered hybrid instruments with a financing component and an embedded at-market derivative) and in exchange, received approximately $56.4 million. The $56.4 million received was classified in the consolidated statement of cash flows as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the terminated swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the terminated swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million). Since the termination of the interest rate swaps was an unusual event, the Company is excluding the $188.7 million reflected in cash provided by operating activities from its adjusted free cash flow. The Company continues to have $1.7 billion notional amount of interest rate swaps as a cash flow hedge of its variable interest rate debt.
(4)Represents cash payments made on impaired content in territories to be exited under the LIONSGATE+ international restructuring.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF NON-GAAP ADJUSTMENTS FOR NET BORROWINGS UNDER AND REPAYMENT OF PRODUCTION AND RELATED LOANS

The following table reconciles the non-GAAP adjustments for net borrowings under and (repayment) of production and related loans to the changes in the related balance sheet amounts and the consolidated statement of cash flows:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
GAAP Balance Sheet	(Unaudited, amounts in millions)
Film related obligations at beginning of period (current and non-current)	$2,095.1	$1,141.4	$1,401.8	$488.9

GAAP Statement of Cash Flows
Film related obligations - borrowings(1)	304.6	299.4	1,688.6	1,253.4
Film related obligations - repayments(1)	(378.2)	(42.2)	(1,073.0)	(347.6)
Other non-cash adjustments to film related obligations included in operating cash flows	2.1	3.2	6.2	7.1

GAAP Balance Sheet
Film related obligations at end of period (current and non-current)	$2,023.6	$1,401.8	$2,023.6	$1,401.8

(1) Film related obligations - borrowings and repayments includes:
	Three Months Ended March 31, 2023
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total as Presented in Statement of Cash Flows
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Borrowings	$277.1	$27.4	$0.1	$304.6
Repayments	(334.8)	(27.0)	(16.4)	(378.2)
	$(57.7)	$0.4	$(16.3)	$(73.6)

	Three Months Ended March 31, 2022
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total as Presented in Statement of Cash Flows
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Borrowings	$269.8	$31.0	$(1.4)	$299.4
Repayments	(9.9)	(21.1)	(11.2)	(42.2)
	$259.9	$9.9	$(12.6)	$257.2

	Year Ended March 31, 2023
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total as Presented in Statement of Cash Flows
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Borrowings	$1,187.4	$84.4	$416.8	$1,688.6
Repayments	(821.7)	(77.3)	(174.0)	(1,073.0)
	$365.7	$7.1	$242.8	$615.6

	Year Ended March 31, 2022
	Non-GAAP Adjustments to Adjusted Free Cash Flow			Total as Presented in Statement of Cash Flows
	Production Loans and Programming Notes	Production Tax Credit Facility	Other Film Related Obligations
	(Unaudited, amounts in millions)
Borrowings	$876.5	$166.7	$210.2	$1,253.4
Repayments	(190.7)	(65.4)	(91.5)	(347.6)
	$685.8	$101.3	$118.7	$905.8